Exhibit 10.6

THIRD AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

May 23, 2005

i

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (“Agreement”) is made as of the 23rd day of May, 2005, by and among eHealthInsurance Services, Inc., a Delaware corporation (“EHIS”), eHealth, Inc., a Delaware corporation (the “Company”), and the investors listed on Schedule A hereto, each of which is herein referred to as an “Investor.”

RECITALS

WHEREAS, certain of the Investors hold (i) shares of EHIS Common Stock and/or securities exercisable therefor (the “EHIS Common Stock”), (ii) shares of EHIS Series A Preferred Stock and/or shares of Common Stock issued upon the conversion thereof (the “EHIS Series A Stock”), (iii) shares of EHIS Series B Preferred Stock and/or shares of Common Stock issued upon the conversion thereof (the “EHIS Series B Stock”) and (iv) shares of the EHIS Series C Preferred Stock and/or shares of Common Stock issued upon the conversion thereof (the “EHIS Series C Stock”), and possess registration rights, information rights, rights of first offer and other rights granted pursuant to the terms of that certain Second Amended and Restated Investors’ Rights Agreement dated December 29, 2000, by and among EHIS and the investors listed on the Schedule of Investors attached thereto;

WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated as of May 17, 2005, by and among EHIS, the Company and eHealth Merger Corp., a wholly-owned subsidiary of the Company (“Merger Sub”), Merger Sub will be merged with and into EHIS and EHIS will become a wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, pursuant to the Merger, each share of EHIS Common Stock, EHIS Class A Nonvoting Common Stock, EHIS Series A Stock, EHIS Series B Stock and EHIS Series C Stock will be converted into one share of Company Common Stock (the “Common Stock”), Company Class A Nonvoting Common Stock (the “Class A Common Stock”), Company Series A Preferred Stock (the “Series A Stock”), Company Series B Preferred Stock (the “Series B Stock”) and Company Series C Preferred Stock (the “Series C Stock”), respectively, and EHIS will assign and the Company will assume all the rights and obligations of EHIS under the Prior Agreement;

WHEREAS, pursuant to the terms of the Prior Agreement, (i) EHIS and the holders of two-thirds of then outstanding Registrable Securities (as such term is defined in the Prior Agreement) may amend the Prior Agreement and (ii) EHIS may assign its rights and obligations under the Prior Agreement with the consent of no less than a majority of the holders in interest of shares of EHIS Series C Stock (the “Assignment”);

WHEREAS, in connection with the Merger, the Company, EHIS and a majority of the holders in interest of shares of EHIS Series C Stock desire to effect the Assignment, and EHIS, the Company and the Investors desire to enter into this Agreement and to amend the Prior Agreement to reflect such Assignment; and

WHEREAS, EHIS, the Company and the undersigned Investors hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issued or issuable to such persons, and certain other matters as set forth herein;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Section 1:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 hereof.

(d) The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act.

(e) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(f) The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(g) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series A Stock, Series B Stock or Series C Stock and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

(h) The number of shares of “Registrable Securities” outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(i) The term “SEC” shall mean the Securities and Exchange Commission.

(j) The term “Series C Shares” means (i) the Common Stock issuable or issued upon conversion of the Series C Stock and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above, excluding in all cases, however, any Series C Shares sold by a person in a transaction in which his rights under this Section 1 are not assigned.

1.2 Request for Registration.

(a) Subject to the conditions of this Section 1.2, if at any time after the earlier of (i) April 16, 2004 or (ii) 180 days after the effective date of the Initial Offering, the Company shall receive a written request from the Holders of thirty-five percent (35%) or more of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $7,500,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 1.2:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii) after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or

(iii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred twenty (120) days following the effective date of, a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12)-month period.

1.3 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3(c), use all reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders according to the total amount of securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders), but in no event shall (i) the number of shares of Registrable Securities to be included in such underwriting (excluding shares held by the Founder, as such term is defined in that certain Third Amended and Restated Right of First Refusal and Co-Sale Agreement of even date herewith among the Company and the signatories thereto) be reduced unless the shares held by such Founder, or any other stockholder other than a Holder, are first entirely excluded from such underwriting, (ii) the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included, or (iii) notwithstanding (i) above, any shares being sold by a stockholder exercising a demand registration right similar to that granted in Section 1.2 be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4 Form S-3 Registration. In case the Company shall receive from the Holders of at least five hundred thousand (500,000) shares (as adjusted for any stock splits, stock dividends, recapitalizations or the like) of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use all reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.4:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $2,000,000;

(iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve month period;

(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4; or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required under the Act.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2.

1.5 Shelf Registration.

(a) In case the Company shall conduct an Initial Offering within six (6) months of the date of this Agreement, the Company shall use its commercially reasonable efforts to cause to be declared effective, no later than one hundred eighty (180) days after the closing date of the Initial Offering, a registration statement with the SEC (the “Shelf Registration”) pursuant to Rule 415 of the Securities Act for an offering of the shares of Common Stock issued upon conversion of the Series C Shares (the “Shelf Registration Shares”) and, at the Company’s sole discretion, permitting sales in the ordinary course brokerage or dealer transactions not involving any underwritten public offering; provided, however, that if a “lock up” or “black out” period is imposed on the Company pursuant to or in connection with any underwriting or purchase agreement, then the Company shall not be required to file such Shelf Registration until the end of such “lock up” or “black out” period; provided, further, that if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company that it would be seriously detrimental to the Company and its stockholders for such Shelf Registration to be effected at such time, the Company shall have the right to defer the filing of the Shelf Registration statement for a period of not more than thirty (30) days. The Company may only defer this right only once in every six (6) month period.

(b) In furtherance of the foregoing, the Company shall (i) notify the holders of the Shelf Registration Shares when a Shelf Registration is being prepared, (ii) prepare and file with the SEC a registration statement with respect to such Shelf Registration Shares and (iii) notwithstanding any other provision in this Agreement, keep such registration statement effective, subject to the provisions of subsection 1.6(a) hereof, until the earlier of (i) all Shelf Registration Shares held by any such holder are sold, and (ii) all Shelf Registration Shares held by any such holder are salable in any three (3)-month period pursuant to Rule 144 under the Act. Within ten (10) days after receipt by any holder of Shelf Registration Shares of such notice from the Company, such holder may request in writing that such holder’s Shelf Registration Shares be included in such Shelf Registration and the Company shall include in the Shelf Registration the Shelf Registration Shares of any such holder requested to be so included (the “Included Shares”). Each such request by such other holders of Shelf Registration Shares shall specify the number of Included Shares proposed to be sold and the intended method of disposition thereof.

(c) The Company will notify the holders of Shelf Registration Shares promptly of (i) the issuance of any stop order suspending the effectiveness of the Shelf Registration or the institution or threatening of any proceeding for such purpose or (ii) the receipt by the Company of any notification with respect to the suspension of the qualification of the Shelf Registration Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose. Immediately upon receipt of any such notice, the holders of Shelf Registration Shares shall cease to offer and sell any Shelf Registration Shares pursuant to the Shelf Registration in the jurisdiction to which such stop order or suspension relates.

(d) The Company will notify the holders of Shelf Registration Shares promptly of the occurrence of any event or the existence of any state of facts that, in the judgment of the Company, should be set forth in the prospectus used in connection with the shelf Registration (the “Prospectus”). Immediately upon receipt of such notice, the holders of Shelf Registration Shares shall cease to offer or sell any Shelf Registration Shares pursuant to such Prospectus, cease to deliver or use such Prospectus and, if so requested by the Company, return to the Company, at its expense, all copies (other than permanent file copies) of such Prospectus.

The Company will, as soon as the information becomes available in a form such that it may be included in an amendment or supplement to the Prospectus, use its reasonable efforts to amend or supplement such Prospectus in order to set forth or reflect such event or state of facts; it being understood that in the event the Company determines in good faith that the disclosure of such information would be seriously detrimental to the Company or its shareholders, the Company shall be permitted to delay the filing of such an amendment or supplement to the Prospectus. The Company will furnish copies of such amendment or supplement to the Prospectus to the holders of Shelf Registration Shares.

(e) Each holder of Shelf Registration Shares agrees, if and for so long as such holder is affiliated with a member of the Company’s Board of Directors, to comply with the Company’s policy concerning the purchase and sale of securities of the Company.

1.6 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(i) Use its commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.7 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.8 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3, 1.4 and 1.5 including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2, Section 1.4 or Section 1.5 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration), provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2, 1.4 or 1.5.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection l.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; provided, however, that the indemnity agreement contained in this subsection l.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this subsection l.10(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the Initial Offering;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, limited partner, retired partner or shareholder of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder or family member, or (iii) after such assignment or transfer, holds at least 1,000,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.14 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration as to which Holders of Registrable Securities have demand or piggyback registration rights pursuant to this Agreement on a basis that is preferential to, or on parity with, the right of Holders to include Registrable Securities in such registration statement filed under Section 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or otherwise adversely affect the registration rights of the Holder’s pursuant to this Agreement or (b) to demand registration of their securities.

1.14 “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.14 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors and greater than five percent (5%) shareholders of the Company enter into similar agreements. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 1.14 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Notwithstanding anything herein to the contrary, this paragraph shall not be deemed to restrict Goldman, Sachs & Co. and its affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage and other similar activities conducted in the ordinary course of its or its affiliates’ business; provided, however, that such activities shall not include any shares purchased pursuant to the Series B Preferred Stock Purchase Agreement, dated November 23, 1999, among the Company and the Schedule of Investors attached thereto or any shares purchased pursuant to the Series C Preferred Stock Purchase Agreement, dated December 29, 2000, among the Company and the Schedule of Investors attached thereto.

1.15 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after five (5) years following the consummation of the Initial Offering or, as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144 of the Act.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall deliver to each Investor who holds at least 250,000 shares (as adjusted for stock splits, stock dividends, combinations and other recapitalizations) of Registrable Securities, each a (“Major Investor”);

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter.

(c) within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

(d) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(e) with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

(f) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time request, provided, however, that the Company shall not be obligated under this subsection (f) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

2.2 Inspection. The Company shall permit each Major Investor, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

2.3 Termination of Information and Inspection Covenants. The covenants set forth in Sections 2.1 and 2.2 shall terminate as to Investors and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

2.4 Right of First Offer. Subject to the terms and conditions specified in this paragraph 2.4, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.4, Investor includes any general partners and affiliates of an Investor. An Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions.

(a) The Company shall deliver a notice to the Major Investors in accordance with Section 3.5 (“Notice”) not later than 20 days prior to the date of issuance of such shares stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.

(b) By written notification received by the Company, within twenty (20) calendar days after receipt of the Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series A Stock, Series B Stock and Series C Stock then held, by such Major Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible and exercisable securities)(the “Pro Rata Share”); provided, however, that if the Company proposes to offer its Shares for an aggregate price in excess of thirty million dollars ($30,000,000), the Sprout Entities may elect to purchase, in the aggregate, up to that number of shares equal to the sum of (A) its Pro Rata Share for those shares subject to the offer with an aggregate value of up to thirty million dollars ($30,000,000), and (B) twenty percent (20%) of the portion of such Shares that have an aggregate value that exceeds thirty million dollars ($30,000,000). For purposes of this Section 2.4 (b), the “Sprout Entities” means the DLJ Capital Corp., Sprout Capital VIII, L.P. DLJ ESC II, L.P. Sprout Venture Capital, L.P.

(c) If all Shares that Investors are entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this paragraph 2.4 shall not be applicable to (i) the issuance or sale of up to (A) 12,400,000 shares of Common Stock and (B) 1,600,000 shares of Class A Common Stock, including any shares of Common Stock issued or issuable upon conversion of the Class A Common Stock (or options therefor) to employees, directors and consultants pursuant to the Company’s 1998 Stock Plan or 2004 Stock Plan for eHealth China, Inc., for the primary purpose of soliciting or retaining their services; provided, however, that an issuance may exceed this maximum if such issuance is approved by at least one of the directors appointed by the holders of Series A Stock, Series B Stock or Series C Stock, (ii) the issuance of securities pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock registered under the Act, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (v) the issuance of up to 750,000 shares of the Company’s stock or warrants or other securities or rights to acquire the Company’s stock to persons or entities pursuant to credit, license, joint venture or corporate partnering transactions to which the Company is a party, provided such issuance are for other than primarily equity financing purposes; provided, however, that an issuance may exceed this maximum if such issuance is approved by at least one of the directors appointed by the holders of Series A Stock, Series B Stock or Series C Stock, or (vi) securities of the Company issued pursuant to the Merger.

2.5 Termination of Certain Covenants. The covenants set forth in Section 2.4 shall terminate and be of no further force or effect upon the consummation of the Initial Offering provided that such offering results in the conversion of all outstanding preferred stock.

2.6 Assignment of Company’s Right of First Refusal. The Company shall not waive its right of first refusal to purchase vested shares of stock held by employees not so purchased by the Company, or allow such right to lapse, without first offering to assign such right to the Investors on a pro rata basis.

2.7 Standstill Agreement. Until the Initial Offering, and notwithstanding any other provision of this Agreement, including the right of first offer in Section 2.4 hereof, without the prior written Consent of the Board of Directors of the Company, each Investor covenants and agrees that neither it nor any of its affiliates will acquire or agree, offer, seek or propose to acquire, cause to be acquired or commence any tender or exchange offer seeking to acquire beneficial ownership of more than 20% of the Company’s capital stock on a fully-diluted, as-converted basis.

3. Miscellaneous.

3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Notwithstanding the foregoing, the Company shall not assign its rights and obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of no less than a majority of the holders in interest of the shares of Series C Preferred Stock (including the shares of Common Stock issuable upon conversion thereof), and any such assignment by the Company contrary to the terms hereof shall be null and void and of no force and effect. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission, nationally recognized overnight courier service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

3.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7 Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of two-thirds of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities each future holder of all such Registrable Securities, and the Company.

3.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.10 Prior Agreement. The Prior Agreement is hereby superseded by this Agreement.

3.11 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

Schedule A

Schedule of Investors

Series A Investors:

KPCB Holding, Inc., as nominee

Weiss Peck & Greer L.L.C.

WPG Enterprise Fund III, L.L.C

Weiss Peck & Greer Venture Associates IV, L.L.C.

WPG Information Sciences Entrepreneur Fund, L.P.

Weiss Peck & Greer Venture Associates IV, Cayman, L.P.

Series B Investors:

KPCB Holding, Inc., as nominee

Weiss Peck & Greer Venture Associates V, L.L.C.

Weiss Peck & Greer Venture Associates V-A, L.L.C.

Weiss Peck & Greer Venture Associates V Cayman, L.P.

WPG Enterprise Fund III, L.L.C.

Weiss Peck & Greer Venture Associates IV, L.L.C.

WPG Information Sciences Entrepreneur Fund, L.P.

Weiss Peck & Greer Venture Associates IV Cayman, L.P.

DLJ Capital Corp.

DLJ ESC II, L.P.

Sprout Capital VIII, L.P.

Sprout Venture Capital, L.P.

GS Capital Partners III, L.P.

GS Capital Partners III Offshore, L.P.

Goldman, Sachs & Co.

    Verwaltungs GmbH

LSC Fund II, L.P.

DLJ Capital Corp.

DLJ ESC II, L.P.

Sprout Capital VIII, L.P.

Sprout Venture Capital, L.P.

Ranjan Lal

Anderson eHealth, L.P.

G&H Partners

Brobeck, Phleger & Harrison LLP

Andrew Chase and Laura Chase, TTEEs of the Chase 1991 Revocable Trust dtd 4/2/91

Frank L. Walters, Jr.

Johnson Revocable Trust U/A/D 7/2/97

Stanford University

Edward M. Brown

Richard A. Petit, Trustee Petit Family Trust, UAD 4-25-96

Tim Emanuels

L. Steven Ashley

Gary O’Neall

Peri A. Soyugenc

Series C Investors:

KPCB Holding, Inc., as nominee

Weiss Peck & Greer Venture Associates V, L.L.C.

Weiss Peck & Greer Venture Associates V-A, L.L.C.

Weiss Peck & Greer Venture Associates V Cayman, L.L.C.

WPG Information Sciences Entrepreneur Fund II, L.L.C.

WPG Information Sciences Entrepreneur Fund II-A, L.L.C.

DLJ Capital Corp.

DLJ ESC II, L.P.

Sprout Capital IX, L.P.

QuestMark Partners, L.P.

QuestMark Partners Side Fund, L.P.

Wellpoint Health Networks

G & H Partners

Anderson eHealth, L.P.

L. Steven Ashley

Andrew Chase and Laura Chase, TTEEs of the Chase 1991 Revocable Trust dtd 4/2/91

The Goldman Sachs Group, Inc.

HEWM Investors, LLp – Fund VI

Craig R. Johnson and Nichola Jo Johnson Trustees or Successor Trustees under the Johnson Revocable Trust Dated 7/2/97

Don C. Brain Jr.

Kevin McQuillan and Deirdre McQuillan, Trustees of Kevin McQuillan and Deirdre McQuillan Trust DTD 12/9/95

Palmer & Cay, Inc.

Richard A. Petit Trustee Petit Family Trust Trustee Petit Family Trust, AUD 4-25-96

Peri A. Soyugenc

WPG Enterprise Fund III, L.L.C.

Weiss, Peck & Greer Venture Associates IV, L.L.C.

WPG Information Sciences Entrepreneur Fund, L.P.

Weiss, Peck & Greer Venture Associate IV Cayman, L.P.